Exhibit 99.1

News Release

U.S. Silica Completes Acquisition of NBR Sand

Frederick, Md., Aug. 17, 2016 – U.S. Silica Holdings, Inc. (NYSE: SLCA) announced today that it has completed the acquisition of the NBR Sand unit of New Birmingham, Inc., a leading regional sand mining company based in Tyler, Texas. The low-cost, state-of-the-art facility has annual capacity of just over two million tons and produces 40/70 Mesh and 100 Mesh Silica Sand used in hydraulic fracturing.

‘’The acquisition of NBR delivers on our strategic objective to diversify our mix of product offerings to better match evolving demand trends while maintaining our competitive advantage of low cost production,’’ said Bryan Shinn, president and chief executive officer. ‘’This accretive acquisition, once fully integrated in to U.S. Silica’s robust distribution system, will increase our ability to effectively satisfy our customers’ needs, especially in fast growing regions like the Permian Basin.’’

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 116-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 260 products to customers across our end markets. The Company currently operates nine industrial sand production plants and nine oil and gas sand production plants. The Company is headquartered in Frederick, Maryland and also has offices located in Chicago, Illinois, and Houston, Texas.

U.S. Silica Holdings, Inc.

Michael Lawson

Director of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@ussilica.com

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